CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

Dated: November 28, 1994                                           Copy No. ____

                 TRANSEASTERN PROPERTIES OF SOUTH FLORIDA, INC.

                30,000 SHARES SERIES B REDEEMABLE PREFERRED STOCK
                                       AND
             WARRANTS EXERCISEABLE FOR 65,950 SHARES OF COMMON STOCK

         This Confidential Private Placement Memorandum (the "Memorandum") relates to an offering (the "Offering") of 30,000 shares of Series B Redeemable Preferred Stock, par value $.01, (the "Series B Shares") of Transeastern Properties of South Florida, Inc. ("Transeastern" or the "Company") and Warrants (the "Warrants") exerciseable for 65,950 shares of Common Stock, par value $.01 (the "Warrant Shares"). The Series B Shares and the Warrants will be sold as units ("Units"), with each Unit consisting of one Series B Share and one Warrant exerciseable for 2.198 Warrant Shares. There is no minimum number of Units which must be sold before the Company may accept subscriptions. All of the Units offered hereby are being sold by the Company. There is no public market for the Units, the Series B Shares, the Warrants, or the Warrant Shares, and no such market is expected to develop following the Offering.

                           --------------------------

         THE UNITS OFFERED HEREBY ARE SPECULATIVE. INVESTMENT IN THE UNITS INVOLVES A HIGH DEGREE OF RISK AND IS SUITABLE ONLY FOR INVESTORS WHO HAVE SUBSTANTIAL NET WORTH AND LIQUIDITY. SEE "RISK FACTORS AND SPECIAL CONSIDERATIONS." INVESTORS MUST BE PREPARED TO BEAR THE ECONOMIC RISK OF THE INVESTMENT FOR AN INDEFINITE PERIOD AND BE ABLE TO WITHSTAND A TOTAL LOSS OF THEIR INVESTMENT. THE OFFERING IS MADE ONLY TO CERTAIN QUALIFIED INVESTORS. SEE "INVESTOR SUITABILITY REQUIREMENTS." IN ADDITION, THE UNITS ARE SUBJECT TO RESALE RESTRICTIONS. SEE "RISK FACTORS AND SPECIAL CONSIDERATIONS."

                            --------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSIONER OF ANY STATE NOR HAS THE COMMISSION OR ANY STATE PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRIVATE PLACEMENT MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION.


                                       Offering          Selling
                                       Price(1)       Commission(2)         Proceeds to Company(3)
           ------------------------- -------------- ------------------- -----------------------------

           Per Unit                     $100.00           $ -0-                     $100.00
           ------------------------- -------------- ------------------- -----------------------------

           Total Offering             $3,000,000          $ -0-                 $ 3,000,000
           ------------------------- -------------- ------------------- -----------------------------


(1) The minimum investment per investor is $25,000 unless such minimum is waived by the Company. The purchase price must be paid in full in cash at the time of subscription.

(2) The Units are being offered by the executive officers and directors of the Company without any commissions or other remuneration payable in connection with the Offering.

(3) Before deducting expenses of the Offering, estimated at $50,000 payable by the Company.

         NO OFFERING LITERATURE OR ADVERTISING IN WHATEVER FORM MAY BE EMPLOYED IN THE OFFERING OF THE UNITS EXCEPT FOR THIS
         MEMORANDUM. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY REPRESENTATION WITH RESPECT TO THE UNITS EXCEPT THE REPRESENTATIONS CONTAINED HEREIN. ANY REPRESENTATION OTHER THAN THOSE SET FORTH IN THIS MEMORANDUM, AND ANY INFORMATION OTHER THAN THAT CONTAINED IN DOCUMENTS AND RECORDS FURNISHED BY THE COMPANY UPON REQUEST, MUST NOT BE RELIED UPON. THE INFORMATION IN THIS MEMORANDUM SUPERSEDES ALL OTHER INFORMATION OR REPRESENTATIONS, IF ANY, PREVIOUSLY GIVEN OR MADE IN CONNECTION WITH THIS OFFERING. NEITHER THE DELIVERY OF THIS MEMORANDUM NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE MATTERS SET FORTH HEREIN SINCE THE DATE OF THIS MEMORANDUM.


         SALES MAY BE MADE ONLY TO PERSONS DEEMED SUITABLE FOR AN INVESTMENT IN THE COMPANY UNDER THE CRITERIA SET FORTH IN THIS MEMORANDUM. THE COMPANY RESERVES THE RIGHT, NOTWITHSTANDING ANY SUCH OFFER, TO WITHDRAW OR MODIFY THIS OFFERING AND TO REJECT ANY SUBSCRIPTION FOR UNITS IN WHOLE OR IN PART. THIS MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THE UNITS BY ANY PERSON IN ANY STATE IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION, OR SALE.


         THE UNITS ARE OFFERED SUBJECT TO PRIOR SALE, APPROVAL OF COUNSEL, THE RIGHT TO TERMINATE THE OFFER WITHOUT PRIOR NOTICE OR TO REJECT ANY SUBSCRIPTION, AND CERTAIN OTHER CONDITIONS.


         EACH INVESTOR MUST RELY ON THE INVESTOR'S OWN EVALUATION OF THE COMPANY AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED, IN MAKING AN INVESTMENT DECISION WITH RESPECT TO THE UNITS.

                          --------------------

                            CONFIDENTIAL INFORMATION


         THE  INFORMATION  CONTAINED IN THIS MEMORANDUM IS CONFIDENTIAL
         AND PROPRIETARY TO THE COMPANY AND IS BEING SUBMITTED TO PROSPECTIVE INVESTORS SOLELY FOR SUCH INVESTORS' CONFIDENTIAL USE WITH THE EXPRESS UNDERSTANDING THAT, WITHOUT THE PRIOR EXPRESS PERMISSION OF THE COMPANY, SUCH PROSPECTIVE INVESTORS WILL NOT RELEASE THIS DOCUMENT OR DISCUSS THE INFORMATION
         CONTAINED HEREIN OR MAKE REPRODUCTIONS OF OR USE THE MEMORANDUM FOR ANY PURPOSE OTHER THAN EVALUATING A POTENTIAL INVESTMENT IN THE UNITS OF THE COMPANY. PROSPECTIVE INVESTORS SHALL CAUSE THEIR ADVISORS (IF ANY) TO MAINTAIN THE CONFIDENTIALITY OF THE INFORMATION CONTAINED HEREIN.


         A PROSPECTIVE INVESTOR, BY ACCEPTING DELIVERY OF THIS MEMORANDUM, AGREES PROMPTLY TO RETURN TO THE PLACEMENT AGENTS OR THE COMPANY THIS MEMORANDUM AND ANY OTHER DOCUMENTS OR INFORMATION FURNISHED IF THE PROSPECTIVE INVESTOR ELECTS NOT TO PURCHASE ANY OF THE UNITS OFFERED HEREBY.

                          --------------------

                     RIGHT TO INCREASE THE OFFERING

         THE COMPANY RESERVES THE RIGHT TO INCREASE THE NUMBER OF SHARES OF SERIES B REDEEMABLE PREFERRED STOCK AND WARRANT SHARES OFFERED HEREBY BY 10,000 AND 21,983, RESPECTIVELY, AT ANY TIME PRIOR TO MARCH 30, 1995. IF THE OFFERING IS SO EXTENDED AND THE ADDITIONAL UNITS SOLD, EQUITABLE ADJUSTMENTS WILL BE MADE TO THE NUMBER OF WARRANT SHARES ISSUABLE UPON EXERCISE OF THE WARRANTS TO PREVENT ANY DILUTION TO THE HOLDERS OF THE UNITS PURCHASED FROM THE PERCENTAGES REFLECTED IN THIS MEMORANDUM.

                   INFORMATION FOR RESIDENTS OF CERTAIN STATES


         FOR RESIDENTS OF ALL STATES/GENERIC:

         THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR THE SECURITIES LAWS OF CERTAIN STATES AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE SECURITIES ARE SUBJECT TO RESTRICTION ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER SAID ACT AND SUCH LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES, PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THE MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         FOR CALIFORNIA RESIDENTS:

         THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THESE OFFERING DOCUMENTS HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION OR OBTAINING AN EXEMPTION FROM SUCH QUALIFICATION IS UNLAWFUL. THE RIGHTS OF ALL PARTIES TO THIS TRANSACTION ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED OR UPON AN EXEMPTION FROM SUCH QUALIFICATION REQUIREMENTS.


         FOR DELAWARE RESIDENTS:

         A PURCHASER OF THE SECURITIES OFFERED HEREIN MUST BEAR THE ECONOMIC RISK OF THE INVESTMENT FOR AN INDEFINITE PERIOD OF TIME BECAUSE THE SECURITIES HAVE NOT BEEN REGISTERED UNDER APPLICABLE SECURITIES LAWS, INCLUDING THOSE OF DELAWARE, AND THEREFORE CANNOT BE RESOLD UNLESS THEY ARE SUBSEQUENTLY REGISTERED OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. ANY ACTION CONTRARY TO THESE RESTRICTIONS IS UNLAWFUL.


         FOR FLORIDA RESIDENTS:

         THE UNITS HAVE NOT BEEN REGISTERED UNDER THE FLORIDA SECURITIES AND INVESTOR PROTECTION ACT AND ARE BEING SOLD IN RELIANCE UPON AN EXEMPTION CONTAINED IN SECTION 517.061(11)(9) THEREOF. THE UNITS MAY NOT BE RE-OFFERED FOR SALE OR RESOLD IN THE STATE OF FLORIDA UNLESS THE UNITS ARE REGISTERED OR THE TRANSACTION IS EXEMPT UNDER SAID ACT. ANY SALE MADE PURSUANT TO SUCH SUBSECTION IS VOIDABLE AT THE OPTION OF THE PURCHASER WITHIN THREE DAYS AFTER THE FIRST TENDER OF CONSIDERATION IS MADE BY THE PURCHASER TO THE ISSUER OR ITS AGENT, OR WITHIN THREE DAYS AFTER THE AVAILABILITY OF THE PRIVILEGE IS COMMUNICATED TO THE PURCHASER, WHICHEVER OCCURS LATER.


         FOR NEW YORK RESIDENTS:

         THESE OFFERING DOCUMENTS HAVE NOT BEEN REVIEWED BY THE ATTORNEY GENERAL PRIOR TO THEIR ISSUANCE AND USE. THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         THESE OFFERING DOCUMENTS DO NOT CONTAIN AN UNTRUE STATEMENT OF A MATERIAL FACT OR OMIT TO STATE A MATERIAL FACT NECESSARY TO MAKE THE STATEMENTS MADE, IN LIGHT OF THE CIRCUMSTANCES UNDER WHICH THEY ARE MADE, NOT MISLEADING. IT CONTAINS A FAIR SUMMARY OF THE MATERIAL TERMS OF DOCUMENTS PURPORTED TO BE SUMMARIZED HEREIN.

                           TABLE OF CONTENTS

                                                                           Page

         Summary of the Offering.........................................    5
         Investor Suitability Requirements...............................    9
         Risk Factors and Special Considerations.........................   10
         Terms of the Offering...........................................   14
         Capitalization..................................................   15
         Use of Proceeds.................................................   16
         Dividend Policy.................................................   16
         Business........................................................   16
         Management......................................................   24
         Principal Securityholders.......................................   26
         Description of Outstanding Securities...........................   28
         Independent Auditors............................................   29
         Additional Information..........................................   30

                                TABLE OF EXHIBITS

         Exhibit A    Financial Statements

                  1.  Unaudited Interim Financial Statements
                      Consolidated Balance Sheet dated September 30, 1994 Consolidated Statement of Operations for 3 months ended September 30, 1994

                  2.  Audited Financial Statements dated June 30, 1994
                      Report of KPMG Peat Marwick, Independent Accountants Consolidated Balance Sheets as of June 30, 1994 and 1993 Consolidated Statements of Operations, Shareholders'
                        Equity, and Cash Flows for the period from July 1, 1993 to June 30, 1994 and July 1, 1992 to June 30, 1993
                      Notes to Financial Statements

         Exhibit B    Projections

                      Assumptions
                      Projected Balance Sheets as of June 30, 1995-1996 Projected Statements of Operations and Cash Flows for the
                         fiscal years ending June 30, 1995-1996
                      Notes to Projections

         Exhibit C    Form of Series B Redeemable Preferred Stock and
                      Warrant Purchase Agreement

         Exhibit D    Form of Amended and Restated Articles of Incorporation

         Exhibit E    Form of Warrant

         Exhibit F    Promotional Materials

                             SUMMARY OF THE OFFERING



         The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements appearing elsewhere in this Memorandum.

         THE COMPANY

         Transeastern Properties ("Transeastern" or "the Company") is a builder of single family homes in Broward County, Florida, part of the expanding Southeast Florida market. The Company builds custom homes as a preferred builder for developers of master planned communities, acquires developed land parcels, and markets lots and/or homes with lots. After experiencing success as a custom homebuilder, the Company extended it business focus to the acquisition of unique developed parcels of land within master planned communities, which it then markets to home buyers, thus controlling the marketing, financing, and construction phases of home-building. Transeastern believes that by following this strategy, it can maximize the margins in its business, while reducing risks common to home-building.

         Transeastern has built an image in its market as a quality homebuilder that is more service oriented than national homebuilders. The Company believes it is one of the most recognized builders in the market, and is able to leverage off its reputation to generate more customer interest. Due to its reputation and relationships, the Company has been able to acquire very attractive land parcels from community developers at preferential prices, and believes that it will be able to do so in the future.

         The principal office of the Company is located 3300 University Drive, Coral Springs, Florida 33065. The Company's telephone number is (305) 346-9700.

         THE OFFERING

         The Company is offering 30,000 Units each consisting of one share of Series B Redeemable Preferred Stock and one Warrant exerciseable for 2.198 shares of Common Stock. The purchase price per Unit is $100.00. The minimum purchase per investor is $25,000; however, the Company reserves the right to accept purchases of a lesser amount. Sales of the Units will be made primarily to accredited investors, although the Company reserves the right to sell the Units to a limited number of non-accredited investors. See "Investor Suitability Requirements." The Company reserves the right to reject any subscription in whole or in part in its sole discretion.

         THE RECAPITALIZATION

         The net proceeds of the Offering together with corporate borrowings of $2,000,000 from NationsBank of Florida, N.A., will be used to redeem $2,500,000 in principal amount of the Company's Amended and Restated Senior Subordinated Project Acquisition Notes due 1998, $2,963,084 in principal amount of the Company's Senior Subordinated Project Financing Notes due 1998 (collectively the "Notes"), and 21,358 shares of Series A Redeemable Preferred Stock par value $.01 ("Series A Shares"), which are redeemable by the Company at $2,135,800. The $5,000,000 redemption price of the Notes and Series A Shares represents a discount of approximately 34% over the current outstanding principal balance of the Notes and the current redemption price of the Series A Shares.

         OUTSTANDING EQUITY SECURITIES

         On November 28, 1994, as adjusted for the sale of the Units offered hereby, the redemption of the Notes and Series A Shares, and the exercise of the Warrants issued as a part of the Units, and the exercise of all other outstanding warrants to purchase Common Stock, the Company's outstanding equity on a fully diluted basis would have been:

                                 Existing Securityholders                    Investors in this Offering (2)
                                 ------------------------                    ------------------------------
                              Number                 Percent                 Number                 Percent
                              ------                 -------                 ------                 -------

Series A Shares(1)             2,036                   100%                     0                     0%

Series B Shares                  0                      0%                   30,000                  100%

Common Stock(3)               814,549                  100%                  880,499                 100%


- ----------------

(1)      As adjusted to reflect the Recapitalization.

(2)      Assumes that no current investor purchases Units in the Offering.

(3) Includes 725,001 outstanding shares of Common Stock and assumes the exercise of outstanding warrants to purchase 89,548 shares of Common Stock, and 155,498 shares of Common Stock as adjusted.

         DESCRIPTION OF SERIES B SHARES

Number:                  30,000 shares of Series B Redeemable Preferred
                         Stock

Issue price:             $100.00 per share

Liquidation preference:  $100.00 per share plus accrued and unpaid dividends

Dividends:               12% per annum, paid quarterly each January 1,
                         April 1, July 1, and October 1, subject to dividend preference on Series A Preferred. For the first five Quarterly Dividend Payment
                         Dates, at the option of the Company, dividends may be paid in additional shares of Series B
                         Redeemable Preferred Stock.

Maturity:                9 years (December 31, 2003)

Mandatory redemption:    Upon closing of a public offering
                         of the Company's Common Stock in which the proceeds to the Company are not less than $10,000,000.

Optional redemption:     The Company may redeem the shares
                         of Series B Redeemable Preferred Stock at any time upon payment of $100 per share plus accrued and unpaid dividends.

Voting: Except as otherwise provided by law, holders of Series B Redeemable Preferred Stock vote together with holders of Common Stock and Series A Preferred Stock, as a single class on all matters, except for the election of directors. For the election of Directors holders of Series B Redeemable Preferred Stock vote together with holders of Series A Redeemable Preferred Stock as a single class for one (1) director on a four person Board of Directors.

         DESCRIPTION OF WARRANTS

Number: Warrants exerciseable for 65,950 shares of Common Stock. One warrant exerciseable for
                         2.195 shares of Common Stock for each share of Series B Preferred Stock purchased.

Exercise price:          $.01 per share of Common Stock

Term: The Warrants may be exercised at any time or from time to time prior to December 31, 2003.

Anti-dilution:           The number of shares of Common Stock issuable
                         upon exercise of the warrants is subject to adjustment for certain issuances of common stock.

Registration rights:     The Common Stock issuable upon
                         exercise of the Warrants are entitled to piggy back registration rights.

         USE OF PROCEEDS

         The net proceeds to be received by the Company from the sale of the Units will be used to effect the Recapitalization. See "Use of Proceeds."

         HOW TO SUBSCRIBE

         Investors desiring to subscribe for Units must deliver to the Company, an executed signature page to the Series B Redeemable Preferred Stock and Warrant Purchase Agreement, in the form attached as Exhibit C to this Memorandum, and a wire transfer to an account designated by the Company in an amount equal to $100.00 multiplied by the number of Units subscribed. Unless waived by the Company, the minimum purchase is $25,000. The Units should be considered as speculative, and are a suitable investment only for investors who can afford a total loss of their investment. See "Risk Factors" and "Terms of the Offering."

         SUMMARY FINANCIAL INFORMATION
                  (in thousands)

                                                        YEAR ENDED JUNE 30,                THREE MONTHS ENDED
                                                        -------------------                ------------------
                                                        1993           1994                SEPTEMBER 30, 1994
                                                        ----           ----                ------------------
INCOME STATEMENT DATA:
         Total revenue                                  $   9,891      $  22,647                 $ 6,484
         Gross profit                                         854          2,980                     994
         Operating income (loss)                            (102)          1,577                     275
         Net income (loss)                                  (102)          1,084                     189

OPERATING DATA:
     Units:
         New contracts, net of cancellations(1)                47            169                      79
         Closings(1)                                           38             74                      27
         Backlog at end of period                              46            141                     193

     Aggregate sales value of homes in
         backlog at end of period                       $  11,874      $  38,181                 $47,758
Average sale price per home closed                      $     257      $     260                    $240
     Gross profit as a percentage of
         total revenue                                       8.6%          13.2%                   15.3%
     General and administrative expense
         as a percentage of total revenue                    6.5%           3.5%                 8.6%(2)


- ---------------------

(1) Excludes 24 homesites contracted for and closed in fiscal 1994 representing aggregate sales revenue of $3,162.

(2) General and Administrative expenses as a percentage of total revenues are projected to be 3.8% for the fiscal year ending June 30, 1995. The actual percentage for the first quarter was relatively high due to the disproportionate volume of sales scheduled to close in the last six months of the fiscal year.


BALANCE SHEET DATA:
         (in thousands)
                                                                                           THREE MONTHS ENDED
                                                             YEAR ENDED JUNE 30              SEPTEMBER 30, 1994
                                                             ------------------              ------------------
                                                            1993           1994         ACTUAL           ADJUSTED
                                                            ----           ----         ------           --------
Cash                                                      $   819        $    470      $    158          $    158
Inventory                                                   5,844          23,711        25,030            25,030
Total assets                                                8,761          28,782        28,793            28,793
Senior subordinated notes                                       0           5,550         5,550                87
Mortgages, construction and other
  loans payable                                             5,675          16,988        16,362            18,362
Total debt                                                  5,675          22,538        21,912            18,449
Invested capital                                            2,007           2,213         2,213             5,450
Stockholders' equity                                        1,863           2,850         2,985             6,222


                        INVESTOR SUITABILITY REQUIREMENTS

         This Offering is made only to persons who are "accredited investors" (as described below) in reliance upon an exemption from registration under the Securities Act of 1933 (the "Act").

         The suitability standards discussed below represent minimum suitability standards for prospective investors. The satisfaction of such standards by a prospective investor does not necessarily mean that the securities are a suitable investment for such prospective investor. The nature and stage of development of the Company's business, together with the lack of a market for the Units, make the purchase of Units suitable only for investors who have adequate financial resources and who can afford the total loss of their investment. Prospective investors are encouraged to consult their financial advisors to determine whether an investment in the Units is appropriate. The Company may reject subscriptions, in whole or in part, in its absolute discretion.

         GENERAL

         The Company will require each investor to represent in writing, among other things, (i) that the investor is acquiring the Units for the investor's own account, for investment only and not with a view toward the resale or distribution thereof, and that the investor is aware that the Units, the Series B Shares, the Warrants, and the Warrant Shares have not been registered under the Act and that their transfer is restricted by the Act, the absence of a market for the Units, the Series B Shares, the Warrants, and the Warrant Shares, and in the case of United States investors, by applicable state securities laws; and (ii) the investor is an "accredited investor" as defined below.

         ACCREDITED INVESTORS

         An "accredited investor" (as such term is used in Regulation D under the Act) is any person described by any of the following categories at the time of the sale of the Series B Shares to that person:

         1. a bank as defined in Section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; an insurance company as defined in Section 2(13) of the Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that act; a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; or an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self directed plan, with investment decisions made solely by persons that are accredited investors;

         2. a private business development company, as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

         3. an organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

         4.       a director or executive officer of the Company;

         5. a natural person whose individual net worth, or joint net worth with that person's spouse, at the time of purchase exceeds $1,000,000;

         6. a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

         7. a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment; or

         8. an entity in which all the equity owners are accredited investors.

         As used in this Memorandum, the term "net worth" means the excess of total assets over total liabilities. In computing net worth for the purpose of
(5), the principal residence of the investor must be valued at cost, including cost of improvements, or at recently appraised value by an institutional lender making a secured loan, net of encumbrances. In determining income for purposes of (6) above, an investor should add to the investor's adjusted gross income for federal income tax purposes any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an IRA or Keogh retirement plan, alimony payments, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.


                     RISK FACTORS AND SPECIAL CONSIDERATIONS

         Investment in the Units involves a high degree of risk and should be regarded as speculative. As a result, the purchase of Units should be considered only by persons who can reasonably afford a loss of their entire investment. Prospective investors should carefully consider, in addition to the matters set forth elsewhere in this Memorandum, the following factors relating to the business of the Company, the Warrants and the Offering:

         HOMEBUILDING INDUSTRY MARKET CONDITIONS. The homebuilding industry is cyclical and is significantly affected by changes in national and local economic and other conditions, such as employment levels, availability of financing, interest rates, consumer confidence, and housing demand. The risks inherent to homebuilders in purchasing and developing land increase as consumer demand for housing decreases. Because of the long-term financial commitment involved in purchasing a home, general economic uncertainties tend to result in more caution on the part of home buyers, which caution tends to result in fewer home purchases. Such uncertainties could adversely affect the performance of the Company. In addition, homebuilders are subject to various risks, many of which are outside the control of the homebuilder, including conditions of supply and demand in local markets, weather conditions, and natural disasters, delays in construction schedules, cost overruns, changes in government regulation, increases in real estate taxes, and other local government fees and availability and cost of land, materials, and labor. Although the principal raw materials used in the homebuilding industry generally are available from a variety of sources, such materials are subject to periodic price fluctuations. For example, homebuilders nationwide have recently experienced significant volatility in the cost of lumber. There can be no assurance that the occurrence of any of the foregoing will not have a material adverse effect on the Company.

         INTEREST RATES; MORTGAGE FINANCING. Virtually all purchasers of the Company's homes finance their acquisitions through third-party lenders providing mortgage financing. In general, housing demand is adversely affected by increases in interest rates, unavailability of mortgage financing, increasing housing costs, and unemployment. If mortgage interest rates increase and the ability of prospective buyers to finance home purchases is adversely affected, the Company's sales, gross margins and net income and the market price of the Common Stock may be adversely impacted. The Company's homebuilding activities are also dependent upon the availability and cost of mortgage financing for buyers of homes owned by potential customers so those customers ("move-up buyers") can sell their homes and purchase a home from the Company. In addition, the Company believes that the availability of Federal Housing Administration ("FHA") and Veterans Administration ("VA") mortgage financing is an important factor in marketing many of its homes. Any limitations or restrictions on the availability of such financing could adversely affect the Company's sales. Furthermore, changes in Federal income tax laws may affect demand for new homes. Recently, proposals have been publicly discussed to eliminate or limit the deductibility of mortgage interest for Federal income tax purposes and to eliminate or limit tax-free rollover treatment provided under current law where proceeds of the sale of a principal residence are reinvested in a new principal residence. Enactment of such proposals may have an adverse effect on the homebuilding industry in general, and demand for the Company's products in particular. No prediction can be made whether any such proposals will be enacted and, if enacted, the particular form such laws would take.

         VARIABILITY OF RESULTS. Although the Company had net income for the fiscal year ended June 30, 1994, and the three months ended September 30, 1994, there can be no assurance that the Company's profitability will continue on a quarterly or annual basis. The Company historically has experienced, and in the future expects to continue to experience, variability in sales and net income on a quarterly basis. Factors expected to contribute to this variability include, among others, (i) the timing of home closings and land sales; (ii) the Company's ability to continue to acquire additional land or options thereon on acceptable terms; (iii) the condition of the real estate market and the general economy in South Florida; (iv) the cyclical nature of the homebuilding industry and changes in prevailing interest rates and the availability of mortgage financing; and (v) costs of material and labor and delays in construction schedules. The Company's historical financial performance is not necessarily a meaningful indicator of future results and, in general. The Company expects its financial results to vary from project to project and from quarter to quarter.

         COMPETITION. The homebuilding industry is highly competitive and fragmented. Homebuilders compete for desirable properties, financing, raw materials, and skilled labor. The Company competes for residential sales with other developers, individual resales of existing homes, available rental housing, and, to a lesser extent, resales of condominiums. The Company's competitors include large homebuilding companies, some of which have greater financial resources than the Company, and smaller homebuilders who may have lower costs.

         FINANCING; LEVERAGE. The homebuilding industry is capital intensive and requires significant up-front expenditures to acquire land and begin development. Accordingly, the Company incurs substantial indebtedness to finance its homebuilding activities. The Company may be required to seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financing and/or securities offerings. The amount and types of indebtedness which the Company may incur is limited by the terms of certain senior subordinated Notes issued by the Company. See "Description of Securities." The availability of borrowed funds, especially for land acquisition and construction financing, has been greatly reduced nationally, and the lending community is requiring increased amounts of equity to be invested in a project by borrowers in connection with both new loans and the extension of existing loans. If the Company is not successful in obtaining sufficient capital to fund its planned capital and other expenditures, new projects planned or begun may be significantly delayed or abandoned. Any such delay or abandonment could result in a reduction in sales and may adversely affect the Company's future results of operations.

         NATURAL DISASTERS; AVAILABILITY OF HOMEOWNERS' INSURANCE. The climate and geology of South Florida present risks of natural disasters. To the extent that hurricanes, severe storms, floods, or other natural disasters or similar events occur, the homebuilding industry in general, and the Company's business in particular, may be adversely affected. Certain insurance companies doing business in Florida have restricted, curtailed or suspended the issuance of homeowners' insurance policies on single family and multi-family homes. This has had the effect of both reducing the availability of hurricane and other types of natural disaster insurance and, in general, increasing the cost of such insurance to prospective purchasers of homes in Florida. Mortgage financing for a new home is conditioned, among other things, on the availability of adequate homeowners' insurance. There can be no assurance that homeowners' insurance will be available or affordable to prospective purchasers of the Company's homes offered for sale in Florida. Long-term restrictions on, or unavailability of, homeowners' insurance in Florida could have an adverse effect on the homebuilding industry in that market in general, and on the Company's business within that market in particular.

         GOVERNMENT REGULATIONS; ENVIRONMENTAL CONTROLS. The Company is subject to local, state, and federal statutes and rules regulating certain developmental matters, as well as building and site design. In addition, certain fees, some of which may be substantial, may be imposed to defray the cost of providing certain governmental services and improvements. The Company may be subject to additional costs and delays or may be precluded entirely from building its projects because of "no growth" or "slow growth" initiatives, building permit allocation ordinances, building moratoriums or similar government regulations that could be imposed in the future due to health, safety, welfare, or environmental concerns. The Company must also obtain certain licenses, permits, and approvals from certain government agencies for certain of its activities, the granting or receipt of which are beyond the Company's control.

         The Company and its competitors are subject to a variety of local, state, and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. The particular environmental laws which apply to any given community vary greatly according to the community site, the site's environmental conditions and the present and former use of the site. Environmental laws may result in delays, may cause the Company to incur substantial compliance and other costs and may also prohibit or severely restrict development in certain environmentally sensitive area.

         LIMITED OPERATING HISTORY. The Company has a limited operating history upon which investors may base an evaluation of the Company's performance. The Company must be evaluated in light of the expenses, delays, uncertainties, and other difficulties frequently encountered by an unseasoned business enterprise. No assurance can be given that the Company will achieve profitable operations in the future.

         PROJECTIONS. The Projections of the Company included as Exhibit B to this Memorandum are based upon assumptions which the Company believes to be reasonable. Such assumptions may be incomplete or incorrect, and unanticipated events and circumstances may occur. For these reasons, actual results achieved during this period will vary from the Projections, and the variations may be material and adverse. In addition, in preparing the Projections, the Company had a limited operating history on which to base its revenue and expense assumptions. As a result, the Projections are in large part based on assumptions derived from management's experience, rather than on actual performance data of the Company. The Company's independent accountants have not been engaged to review the Projections, and therefore have not expressed any form of assurance with respect to them.

         CAPITAL REQUIREMENTS AND ADDITIONAL FINANCING. There is no minimum number of Units which must be sold in the Offering before the Company may accept subscriptions. The Company intends to accept subscriptions as they are tendered, therefore there is no assurance that the Company will sell any minimum number of Units or that the Company will obtain sufficient proceeds from this Offering to complete the Recapitalization. The proceeds of this Offering, assuming all Series B Shares offered are sold, are believed sufficient when combined with $2,000,000 of corporate borrowings to complete the Recapitalization. The Company is dependent on this Offering to provide the equity necessary to obtain the corporate borrowings to complete the Recapitalization. The Company will require additional financing in connection with its business activities. There can be no assurance that such financing, if available, can be obtained when needed or on terms favorable to the Company or the holders of the Units.

         DEPENDENCE ON KEY MANAGEMENT. The development of the Company's business and operations has been and will continue to be materially dependent upon the active participation of a management team led by Arthur J. Falcone, President, Edward W. Falcone, and Philip Cucci, Jr. The Company does not have employment agreements with any of these individuals. The loss of the services of any of these key executives, or other key employees of the Company, could have a material adverse effect on the Company. The Company further believes that its future success will also depend upon the Company's ability to attract and retain qualified employees.

         DETERMINATION OF OFFERING PRICE. The offering price of the Units has been determined arbitrarily by the Company and should not be regarded as an indication of the fair market value or intrinsic value of the Company's capital stock.

         LIQUIDITY. There is no public market for the Units and none is expected to develop in the foreseeable future. The Units, the Series B Shares, the Warrants, and the Warrant Shares issuable upon exercise of the Warrants will not be registered under the Act in reliance upon exemptions from the registration requirements of the Act. Investors will be required to make investment representations agreeing to restrictions on transfer necessary to satisfy the requirements of such exemptions, and the certificates evidencing the Series B Shares, the Warrants, and the Warrant Shares will bear legends indicating they are so restricted. Transfer of the Series B Shares, the Warrants, and the Warrant Shares may also be restricted under the securities laws of certain other jurisdictions. Accordingly, an investor may be unable to liquidate its investment.

         CONTROL BY EXISTING SHAREHOLDERS. The Company's management will continue to own a majority of the Company's Common Stock (on a fully diluted basis) and will be able to elect a majority of the directors of the Company after the sale of the Units offered hereby, until a Two Dividend Default. See "Principal Shareholders" and "Management."

                              TERMS OF THE OFFERING

         THE OFFERING

         The Company is offering 30,000 Units, each Unit consisting of one Series B Share and one Warrant exerciseable for 2.198 Warrant Shares. The purchase price for each Unit is $100.00. The minimum investment by each Purchaser is $25,000, although the Company reserves the right to accept purchases of lesser amounts. No minimum amount of gross proceeds from the Offering has been established as a condition precedent to the closing of this Offering, and the Company intends to accept subscriptions as they are tendered.

         Sales of Units will be made only to investors who satisfy the requirements set forth under "Investor Suitability Requirements." The Offering will be made pursuant to the exemption from registration provided by Section 4(2) of the Act and Regulation D promulgated thereunder, and exemptions available under applicable state securities laws. The Company reserves the right to reject any subscription in whole or in part.

         SUBSCRIPTION PROCEDURE

         Those persons desiring to purchase Units will enter into a Series B Redeemable Preferred Stock and Warrant Purchase Agreement in the form of Exhibit C (the "Purchase Agreement"). The Purchase Agreement will contain, among other things, certain representations and warranties by the investors, including investment representations required by the Act and applicable state securities laws.

         The Company will pay all expenses incurred by the Company in the Offering. Any investor desiring to engage counsel or advisers will be responsible for the fees and expenses of such representation.

         PLAN OF PRIVATE PLACEMENT

         The Units will be offered through the executive officers and directors of the Company without commission or other remuneration.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of September 30, 1994, as adjusted to reflect the sale of the Units offered hereby and the Recapitalization, and the application of the anticipated net proceeds to the Company after deduction of estimated expenses of the Offering of $50,000.

                                          September 30, 1994
                                    -------------------------------
                                       (000's omitted)
                                                      As Adjusted
                                    Actual          For The Offering
                                    ------          ----------------

Short term debt                    $16,362              $18,362(1)

Long term debt                       5,550                      87

Total debt                          21,912                  18,449


Shareholders' equity:
Common Stock, $.01 par
value, 5,000,000 shares
authorized, 725,001
issued and outstanding;
Series A Shares, $.01 par
value, 29,000 authorized,
23,394 issued and
outstanding, 2,036 issued
and outstanding as
adjusted; Series B
Shares, $.01 par value,
36,500 authorized, none
issued and outstanding,
30,000 issued and
outstanding, as adjusted (1)        2,213                   5,450

Retained earnings                     772                     772

Total shareholders' equity          2,985                   6,222



(1) Includes corporate borrowings of $2,000,000 from NationsBank of Florida, N.A., incurred as a part of the Recapitalization.

                                 USE OF PROCEEDS

         The proceeds to be received by the Company from the sale of the Series B Shares are estimated to be $3,000,000 before deduction of estimated expenses of the Offering payable by the Company aggregating $50,000.

         The net proceeds of the Offering together with corporate borrowings of $2,000,000 from NationsBank of Florida, N.A., will be used to redeem $2,500,000 in principal amount of the Company's Amended and Restated Senior Subordinated Project Acquisition Notes due 1998, $2,963,084 in principal amount of the Company's Senior Subordinated Project Financing Notes due 1998 (collectively the "Notes"), and 21,358 shares of Series A Redeemable Preferred Stock par value $.01 ("Series A Shares"), which are redeemable by the Company at $2,135,800. The $5,000,000 redemption price of the Notes and Series A Shares represents a discount of approximately 34% over the current outstanding principal balance of the Notes and the current redemption price of the Series A Shares.



                                 DIVIDEND POLICY

         The Amended and Restated Articles of Incorporation of the Company require the Company to pay quarterly dividends in the amount of $3.00 per Series A Share and $3.00 per Series B Share. At the option of the Company, the dividend on Series A Shares may be paid in additional shares Series A Shares until the dividend payable on July 1, 1996. At the option of the Company, the dividend on Series B Shares may be paid in additional shares Series B Shares until the dividend payable on April 1, 1996. The Company has never paid a cash dividend on any of its Common Stock and has no plans to pay cash dividends in the foreseeable future. It is the present policy of the Company's Board of Directors to retain any earnings for use in the Company's business.



                                    BUSINESS


         THE COMPANY

         Transeastern is engaged in the design, construction and sale of single family homes in South Florida. The Company has established itself as a preferred builder in several master planned communities in Broward County, and is one of the most recognized builders in the South Florida market. The homes built by Transeastern cover most of the single family segments in Broward County, and range in price from approximately $120,000 to as high as $1,200,000. These include first-time buyer homes, move-up homes and custom homes, built primarily for the white collar and professional home buyers in this rapidly growing, service-based economy.

         Transeastern was founded by Art Falcone in 1984, who was later joined by his business partner and brother Ed Falcone and Phil Cucci. The founders recognized the opportunity that existed for a builder of high quality homes in an affluent market and formed Transeastern to bring together their management capabilities. To enter the market, the Company initially built speculative homes to demonstrate its quality, service and value, the three most recognized attributes of its homes. During this time the Company worked intensely to build a reputation, and intentionally achieved only modest profits in return for the goodwill it was building among customers. This strategy proved successful and the Company achieved preferred builder status with both Coral Ridge Properties ("CRP") and Arvida, both developers of master communities in Broward County. CRP is the developer of Coral Springs, Florida, a planned community which has been in development for 25 years and will ultimately have 125,000 residents.

         COMPANY STRATEGY

         Having achieved success as a preferred builder, the Company determined that it could more effectively grow and manage its operations through buying developed parcels of land within master planned communities within Broward County, and directly control all phases of selling and construction. Having constructed and sold custom homes in several master-planned communities, the Company is very familiar with market trends and the remaining developed pieces of property in existence that could be used to exploit those trends. Transeastern set out to identify and acquire "niche" unbuilt properties within the custom home areas of master communities. Niche properties for Transeastern are unique properties on water or a golf course, where a home can be built and sold profitably, and provide better value to the buyer in relation to surrounding area homes. The Company uses its contacts and relationships to acquire those properties, typically at below market values. Based on its ability in the past to source these transactions, and close them on a timely basis, the Company believes that it will continue to find attractive property acquisition opportunities.

         After acquisition, Transeastern creates a perception among customers of limited availability of a quality product. Having built a reputation for quality as a preferred builder in Coral Springs, the Company pursues a strategy of increasing the awareness of Transeastern and its communities through advertisements in South Florida newspapers, billboards and promotional activities. In addition to advertising, the Company immediately designs a limited number of models and establishes a sales center on or near the property with displays of home designs. This way, a substantial number of sales are made even prior to the construction of a model row.

         Transeastern's strategy of acquiring and building out niche properties tends to mitigate many risks that are common in the home-building industry. The Company has not pursued the pioneering of new projects in lesser developed areas, nor does it intend to invest in large tracts of land on a speculative basis. By acquiring only unique properties to be immediately built-out, the Company believes its properties are more liquid. This is due to the number of builders who need lots, but don't have the buying relationships that the Company has, and cannot access the capital necessary to purchase the land. Other risk reducing practices of the Company are:

*        Concentrating projects only within the Company's sphere of influence.
         The Company's management team is very involved and well connected with the communities in which it selects projects.

* Constructing homes across most single family home segments. Instead of concentrating in one area of home-building, the Company developed the capability to profitably build in almost all segments. As the market changes, Transeastern can adjust its planned product mix and take advantage of shortages in various home segments.

* Concentrating its projects with or adjacent to higher priced and more desirable communities with existent amenities. This approach enhances the perception of value and limited availability to the buyer.

*        Owning a 5.1% share of related mortgage company, Builders Finance, Ltd.
         The Company's involvement with Builders Finance, Ltd. allows it to obtain mortgage approval quicker than with banks, as well as being able to market loans with house packages, increasing the Company's product and service offerings. This also allows the Company to minimize the length of time between the signing of a contract and the beginning of construction.

* Commencing construction of a home only after execution of a sales contract by a customer and receipt of a sales deposit and mortgage approval.

*        Purchasing larger land parcels in stages through option agreements.
         Transeastern prefers to control larger parcels under option agreements, which allows it to purchase segments in stages and reduces the risk of holding land on its balance sheet.

         CONSTRUCTION AND PROJECT MANAGEMENT

         Transeastern has developed systems which enable it to maximize its margins on homes built and reduce the risk of cost overruns or unexpected construction delays. In almost all cases, construction of a home is not began until the customer's mortgage is committed, a contract is signed and the customer's deposit has been received.

         Typically a customer chooses a model, signs a contract, provides a cash deposit and the planning and approval process begins. Plans are finalized, permits requested, and firm proposals are obtained from subcontractors. No construction begins until bids are finalized, all costs are known and fixed, and mortgage approval has been obtained from a bank or mortgage company.

         The Company has recently established a centralized purchase order system which enables it to better control payments to subcontractors. Due to the nature of the subcontracting business, errors in invoices or variances from amounts agreed upon often occur. In order to eliminate payment errors, the Company has implemented this system which requires all payments to be generated from approved purchase orders to subcontractors. This system will also allow the Company to direct material purchases by subcontractors to home-building supply companies (Kohler, for example) who will provide rebates to the Company based on annual purchase volumes.

         FINANCING

         The Company uses significant amounts of capital in the early to mid stages of its projects. Typically, property must be acquired, ground improvements such as roads and sewer may be built, sales centers and model homes are built, and construction is started on a number of homes before the Company receives significant cash flow from a project. Customers, upon signing a contract, put down a deposit of approximately 10%, but most of the Company's cash flow comes from closings when homes are completed.

         In order to minimize its financing cost, the Company uses banks to provide acquisition, development and construction loans at floating rates, typically prime plus 1.5%. Banks ordinarily advance 75% of the cost of land and 75-100% of underground development costs. When construction begins, the Company can also obtain funding for up to 80% of the projected appraisal value of the homes it is building. Repayment terms on these bank loans are linked to closings, and are accelerated toward earlier closings rather than being pro-rata. The Company has used NationsBank of Florida, N.A., as its primary funding source, but maintains contacts with other institutions.

         The Company has financed the remainder of its capital needs through privately placed project specific financings with institutions and individuals.

         MARKETING

         Transeastern has become recognized in the South Florida market for quality and service by providing superior service to its customers. The Company reinforces its image through distinctive and quality advertising. Transeastern's marketing and advertising, as well as how it handles its customers, are coordinated to ensure that the image it projects through advertising is carried through the working relationship with a home buyer. The Company believes that repeat or referral business is essential to its long term success, and, in fact, over 50% of the Company's customers come from referrals or prior relationships. Competing national builders don't focus on long term relationships with customers or the communities, and tend to promote homes based primarily on price. Building a reputation for quality also requires a commitment to extensive follow-up with customers, a practice which is uncommon to the average home-building company. Transeastern maintains a relationship with its customers even after final closing on a home. The Company delivers gifts to customers when they move in and pursues extensive follow-up to ensure satisfaction.

         Having achieved a reputation for quality, Transeastern maintains top of mind awareness through advertising which projects quality of life rather than just a home at a price. The Company uses newspaper, billboards on major thoroughfares, radio, and corporate sponsorships to cover as much of the potential buyer audience as possible. The selling process continues through the customer's experience at the well merchandised sales centers where home designs are presented and options are considered. The Company's design consultants are well trained, and employ sophisticated technology such as C.A.D. systems to assist customers in creating a more customized product.

         CURRENT PROJECTS

         The Company's current projects demonstrate its business strategy of building-out niche properties.

         The following chart summarizes the Company's existing projects and provides the status of each as of September 30, 1994. A discussion of each project follows the summary.


                      TOTAL NUMBER OF                                                          EXPECTED SELL
                      LOTS               HOUSES/LOTS SOLD  HOUSES/LOTS        HOUSES/LOTS TO   OUT/CLOSING DATE
PROJECT NAME                                               CLOSED             SELL
- --------------------- ------------------ ----------------- ------------------ ---------------- ------------------

Cooper City                  37                 37                37                 0         Sept. 1994
- --------------------- ------------------ ----------------- ------------------ ---------------- ------------------

Cypress Head                 91                 47                28                44         Dec. 1995
                                                                                               Dec. 1996
- --------------------- ------------------ ----------------- ------------------ ---------------- ------------------

Cypress Cay                  106                54                 0                52         Sept. 1995
                                                                                               Dec. 1995
- --------------------- ------------------ ----------------- ------------------ ---------------- ------------------

Eagle Landing                55                 7                  0                48         May 1995
                                                                                               Nov. 1995
- --------------------- ------------------ ----------------- ------------------ ---------------- ------------------

Parkside at Spring           465                75                 0                390        April 1997
Valley                                                                                         Oct. 1997
- --------------------- ------------------ ----------------- ------------------ ---------------- ------------------

Mariner's Cove               130                0                  0                130        Aug. 1996
                                                                                               Feb. 1997
- --------------------- ------------------ ----------------- ------------------ ---------------- ------------------



         CYPRESS HEAD. In September 1993 Transeastern Properties acquired the last remaining 130 acres of the estate community of Cypress Head, the first master planned development in Parkland, Florida and one of Broward County's most prestigious single-family communities. Cypress Head is an established neighborhood with a wide array of recreational amenities including a lighted tennis center, nature trails, volleyball and basketball courts, a junior soccer field, two private clubhouses available for residents use and large community pool with its own oversized sun deck and lounging areas. The community is situated on 670 acres of towering pines and spectacular cypress trees, with a 70-acre man-made lake providing Cypress Head residents with fishing, sailing and canoeing.

         The property consists of lots ranging in size from approximately 29,000 square feet to 61,000 square feet and average 38,850 square feet each, or almost one acre. Transeastern Properties intends to sell the remaining 44 developed lots for prices ranging from $110,000 to $250,000 per lot, with an average selling price of $137,500 per lot. The optional model homes offered have five bedrooms, 3 garages and are primarily one story. Existing homes in the community range in price from $400,000 to almost $1,000,000. Most homes over $500,000 are custom homes up to 5,000 - 6,000 square feet.

         CYPRESS CAY. Cypress Cay encompasses 24 acres of land adjacent to Cypress Head Estates in Parkland. This land was acquired as part of the Cypress Head parcel. Transeastern is the exclusive developer of this 106-lot executive patio home community. Cypress Cay's amenities will include two tennis courts, two community swimming centers, two sundecks, cabana houses and a private entrance off Parkside Drive which will be equipped for a guard gate. Cypress Cay is being developed in two phases with Phase I consisting of the first 65 lots of which 80% have already been sold. During Phase II an additional 41 lots will be developed and sold at prices slightly higher than Phase I lots.

         Construction of the first three models is currently in progress. Lots range in size between 50' x 110' and 50' x 130', and lot premiums range from

$1,000 to $10,000. Cypress Cay features six home designs with one-and two-story plans. The Cypress Cay homes will range from 1,863 to 2,960 square feet space priced from $139,900 to $192,900.

         EAGLE LANDING AT EAGLE TRACE. Eagle Trace is a country club community which has a Tournament Players Course golf course and large recreation facilities. Amenities include 24-hour security gated community, lush fairways, breathtaking views, rolling greens, beautiful lakes and championship golf and tennis facilities. The land that Transeastern had purchased is located inside the golf course. Existing houses surrounding the golf course cost between $500,000 to $800,000. Transeastern is offering 55 single-family home zero lots from 50' x 120' in size with 69% lake or fairways views. The lot premiums range is from $2,000 to $60,000. Eagle Trace features four model homes. Through September 30, 1994, seven of the 55 homes had been sold. Prices start at $170,000 for 4-5 bedroom homes.

         PARKSIDE AT SPRING VALLEY. Through wholly owned subsidiary Transeastern Pembroke Properties, Inc., Transeastern has formed a 50/50 joint venture with H.
A. Cumber, another established builder in Broward County, to acquire 98 acres in the Spring Valley P.U.D. in Pembroke Pines, Florida. Transeastern and H. A. Cumber will build 465 one- and two-story homes on this developed parcel of land. Lot sizes range between 50' x 90' and 55' x 115' with lot premiums of $1,000 to $19,500. Seventy-five of these lots, or l2%, have already been sold prior to the construction of models. Phase I will consist of 232 fully developed (inclusive of all infrastructure) and platted lots to be improved with single family dwelling units. Phase II will consist of an additional 233 fully developed lots. Buyers can choose between six model plans offering three and four bedroom designs from 1,801 to 3,119 total square feet. The houses are priced from $117,990 including a standard lot, up to $159,900 with lot premiums as high as $19,500. Completion of models is planned for November, with the first homes scheduled for delivery in February 1995.

         MARINER'S COVE. Mariner's Cove ("The Cove") is a land parcel that was acquired from Coral Ridge Properties in June of 1994. The Cove, a single family home community, is located by the 120-acre Lake Coral Springs, across from the upscale "Isles" neighborhood with million dollar homes and spectacular entranceways. The Cove provides convenient access to the Sawgrass Expressway, placing the residents within minutes of everything the Coral Springs area has to offer, including excellent schools, golf courses, tennis clubs, shopping and fine dining. On-site recreation includes a children's play lot, family picnic area and a boat landing facility. Lake Coral Springs provides additional recreational opportunities such as boating, canoeing and fishing.

         Transeastern will develop the land. The development will encompass 130 single-family homes ranging in size from 2100 to 3000 square feet. The gated community offers a collection of four new home designs featuring four and five bedrooms ranging from $179,000 to $229,000, not including the lot premium which can range up to $35,000 for houses with magnificent lake views.

         PREFERRED BUILDER PROGRAMS.

         In addition to its projects, the Company continues to build custom homes in Coral Springs and Weston, Florida as a preferred builder. In these preferred builder programs, the Company is one of a small member of builders authorized by the Master Developer of the community to build homes. The developer controls all the land under these programs, and Transeastern is selected by the customer to build his/her home. Transeastern acquires the customer selected lot from the developer after the customer signs a contract. Then the Company works with the customer to refine the model plan, and add whatever custom additions the buyer may desire. Transeastern expects that approximately 40% of its 1995 fiscal year sales will come from the construction and sale of custom homes.

         Transeastern has been very successful in the custom home business, due to its willingness to build homes in accordance with individual specifications. The Company's reputation for dealing with the customer from inception, selection and to the finished product is exceptional mostly due to the efforts of the Company's key personnel who have been trained not only by the building industry but in many service industries. Transeastern encourages the home buyers to work with the Company's design staff and the Company's field personnel to make the buyers feel personally involved in all stages of construction. The high level of service that the Company provides to its home buyers makes the buyers feel comfortable and enables the customer to have a pleasant experience with their home and with the Company. This enables the Company to have repeat business from friends, relatives and business associates. Management believes that this cooperation and flexibility distinguishes the Company from its competitors and permits the Company to sell to home buyers who might not otherwise purchase a standard model home.

         While most design modifications are significant to home buyers, such changes typically involve relatively minor adjustments to interior floor plans. Consequently, the Company is able to maintain the efficiencies of a production builder while delivering personalized homes to its customers.

         The custom home business is generated mostly from two large communities, Coral Springs/Parkland ("Coral Springs") and Weston, an Arvida development. Coral Springs, developed by WCI Communities, a subsidiary of Westinghouse Electric Company, is a 16,000 acre development which will ultimately include 35,000 dwellings. 11,000 acres have been developed to date, and completion of the remaining 5,000 acres will provide a stream of business to Transeastern throughout the decade. Coral Springs is one of the fastest growing cities in Florida, and is a "family" town with schools, park facilities and other amenities. Weston is a 10,000-acre development in southwest Broward County developed by Arvida Corporation. Located west of Fort Lauderdale on Arvida Parkway, Weston is designed for a population of 50,000 residents by the year 2005. Schools, country clubs, shopping centers and houses of worship will be built within the community, which is the site of the annual New Honda Classic golf tournament.

         THE SOUTH FLORIDA AND BROWARD COUNTY HOUSING MARKET.

         To date, all of the Company's home-building activity has occurred in Broward County, one of the three counties in southeast Florida. Large cities and communities in Broward include Fort Lauderdale, Pembroke Pines, Coral Springs and approximately 25 other incorporated communities. The county has experienced consistent growth in population and jobs which has driven demand for new homes. Since 1988, the annual home start rate has ranged from approximately 4,000 (4th quarter, 1991) to 8,000 per year. Since early 1993, home starts have grown steadily from approximately 5,000 per year to the current rate of 8,000. The growth in Broward county can be attributed to many factors; however, the most significant are:

* Robust growth in the service-based economy in Southeast Florida, which includes Dade, Broward and Palm Beach counties.

* Hurricane Andrew accelerated the migration from Dade County to Broward as homeowners who lost homes or sought better schools made the decision to migrate.

* The completion of I-595, I-75 and the Sawgrass expressways, which greatly increased access to the formerly undeveloped southwestern part of the county and shortened travel time to Miami and Dade County. Travel time to the Miami business district from southwest Broward is now less than from many parts of western Dade County.

* Southwest Broward was picked as the site for the proposed Blockbuster Park, a $1.5 billion theme park, thus increasing the attractiveness of the area.

         The Company believes that new housing demand in Broward County will be less cyclical than the rest of the U.S. in any future economic slowdown; this was demonstrated in 1990 and 1991 when starts were reduced from 1988 and 1989 levels, but dropped less than 25%. See Exhibit B for a summary of recent Broward County economic and housing activity. Also see Exhibit C for a recent news article describing the growth in southwest Broward County.

         While Broward County's growth is projected to be robust for the next 10 years, ultimately land inventory will become scarce and more development will occur to the north in Palm Beach County. Since Dade County is mostly developed and the Everglades National Park and the Atlantic Ocean bound Broward to the west and east, future development can only occur north of Broward County. The Company has developed relationships with several large landowners in Palm Beach County and is positioning itself to acquire properties or enter into joint ventures with landowners to develop attractive properties.

         PROPERTIES

         Transeastern's offices are located in a 4,000 square foot leased facility on the ground floor of the largest office building in Coral Springs, Florida. The lease expires March 1999, and grants the Company options to renew the lease for a subsequent two-year term. The monthly rental escalates from $12 per square foot per year by $.50 per square foot per year. No additional insurance or taxes are required on these facilities.

         EMPLOYEES

         As of September 30, 1994, the Company employed 42 persons on a full-time basis and 9 independent sales agents. The Company seeks to establish a culture among its employees that is characterized by teamwork, entrepreneurial spirit, and a commitment to the goals of the Company. The Company encourages this culture by offering a pleasant working environment and an opportunity for advancement, by providing employees at all levels with an opportunity to make creative suggestions for improvement of the Company's products and operations, and by providing opportunities for stock ownership.

         LITIGATION

         There are no material pending legal proceedings by or against the Company or, to its knowledge, against its officers and directors.

                                   MANAGEMENT


         DIRECTORS AND EXECUTIVE OFFICERS

         The directors and executive officers of the Company are:

NAME                    AGE               POSITION

Arthur J. Falcone       35                Director, President

Edward W. Falcone       41                Director, Executive Vice President

Philip Cucci, Jr.       35                Director, Vice President, Secretary

Christopher Allick      40                Director


         As long as no Two-Dividend Default shall have occurred and be continuing, the Amended and Restated Articles of Incorporation provide that the holders of Series A Shares and Series B Shares voting together as a single class have the right to elect one director to a four man Board of Directors and holders of Common Stock voting together as a single class have the right to elect three directors to a four man Board of Directors. All directors hold office until the next annual meeting of the shareholders of the Company and until their successors have been elected and qualified.

         The principal occupation of each director, executive officer, and significant employee of the Company for the last five years is set forth below.

         Transeastern has assembled an experienced management team which provides home-building, marketing and financial expertise. The principal shareholders, Art Falcone, Ed Falcone, and Phillip Cucci, have all run successful businesses prior to Transeastern. A description of each of the key management follows:

         Arthur Falcone, President: Mr. Falcone has been President of Transeastern since its founding in 1984. Prior to and during the early years of Transeastern's existence, Mr. Falcone, along with Edward Falcone, owned, operated, or managed over 100 restaurants such as McDonald's and Wendy's as well as other family style restaurants, all in New York State and Florida. Mr. Falcone organized a partnership which built and operated a successful Days Inn Hotel in Binghamton, New York. Mr. Falcone also founded several consulting firms who advised fast food restaurants and hotels.

         Edward Falcone, Executive Vice President: Mr. Falcone has been Executive Vice President of Transeastern since 1993, and served as Vice President since 1986. Mr. Falcone also owned, operated and managed over 100 restaurants such as McDonald's and Wendy's. Mr. Falcone has served in various capacities in other restaurant-related businesses and consulting firms.

         Phillip Cucci, Executive Vice President and C.O.O.: Mr. Cucci joined Transeastern in 1988 as Vice President and oversees all home construction activities. Prior to joining Transeastern, Mr. Cucci operated a custom home-building company on Long Island. Mr. Cucci has been involved in the custom home-building business for 17 years.

         Larry Nicholson, Vice President Construction: Mr. Nicholson joined Transeastern in early 1993. Prior to that time, he served for five years as Vice President for Berman Development, a $50 million revenue Philadelphia-based builder which was developing commercial and residential projects in five states including Florida. Prior to Berman, Mr. Nicholson was a project manager in South Florida for Porten-Sullivan, a $70 million revenue developer based in Washington, D.C. Mr. Nicholson has a total of 14 years experience in commercial and residential construction.

         Cora DiFiore, Vice President of Administration: Ms. DiFiore is responsible for the closing of all residential sales contracts and coordinates construction, development and acquisition financing with the Company's lenders. Ms. DiFiore also manages all employee benefit and corporate insurance programs and manages the corporate offices. Ms. DiFiore has worked in various management capacities with the Falcones for 16 years. She is a graduate of Stony Brook University.

         Les Campbell, Chief Financial Officer: Mr. Campbell joined Transeastern in July of 1994, and was formerly employed by Coral Ridge Properties, the developer and land bank for Coral Springs, Florida. Mr. Campbell served as Controller with Coral Ridge Properties for eight years, and was Director of Audits for Westinghouse Communities, Inc., the parent of Coral Ridge Properties, for two years prior to that. Prior to joining Westinghouse Communities, Mr. Campbell was a member of the audit staff of Price Waterhouse in Fort Lauderdale and West Palm Beach, Florida. He is a certified public accountant. Mr. Campbell is a graduate of Florida State University.

         Neil Eisner, Director of Operations: Mr. Eisner joined Transeastern during 1994, and is responsible for overseeing the Parkside at Spring Valley project as well as all other Company operations in southern Broward County. Mr. Eisner has extensive real estate experience in both residential and commercial development. Prior to joining Transeastern, Mr. Eisner was Vice President of a $50 million sales residential builder in Dade and Broward counties. Prior to that, Mr. Eisner served as Vice President of real estate operations for an even larger developer of hotels, office parks and single family homes in New York State.

         Dan Andreacci, Director of Marketing and Sales: Mr. Andreacci joined Transeastern in 1993 and is responsible for overseeing the operations of the Cypress Head and Cypress Cay projects and all Company operations in North Broward and Palm Beach counties. Mr. Andreacci has a total of 18 years experience in the construction and marketing of single and multi-family housing developments. Mr. Andreacci also has extensive experience as a consultant in the workout of troubled buildings and developments for financial institutions. Since 1986, Mr. Andreacci owned and operated The Andreacci Group, a real estate consulting and management group involved in the construction and/or renovation, marketing and sales of condominiums and single family homes in north Miami, Florida.

         Christopher Allick, Director. Mr. Allick is an Executive Vice President of Jefferies and Company, Inc. Prior to joining Jefferies & Company, Inc. in February 1990, Mr. Allick was First Vice President of Drexel Burnham and Lambert. Mr. Allick received an M.B.A./M.A. in Economics from the University of Toronto in 1978 and a B.A. in Economics and English from the University of Colorado-Boulder in 1976.

         EXECUTIVE COMPENSATION

         The following table sets forth the annual compensation to each of the Company's executive officers and directors.


 NAME OF INDIVIDUAL OR NUMBER IN        CAPACITIES IN WHICH SERVED           ANNUAL COMPENSATION (1)
              GROUP

Arthur J. Falcone                  Director, President                              $280,000

Edward W. Falcone                  Director, Executive Vice President               $270,000

Philip Cucci, Jr.                  Director, Vice President, Secretary              $270,000

All   executive   officers  as  a                                                   $820,000
group (3 persons)


- ------------------------

(1) Cash compensation was $175,000 for Mr. Arthur J. Falcone and $165,000 for each of Mr. Edward Falcone and Mr. Cucci. Also, as a bonus, a lot free and clear valued at $100,000 each.



                            PRINCIPAL SECURITYHOLDERS

         The following table and notes thereto set forth certain information with respect to the Company's outstanding Capital Stock as of November 28, 1994, as adjusted to give effect to the Recapitalization, that may be beneficially owned by (a) the three most highly compensated executive officers and directors of the Company, (b) each person who is known by the Company to be the beneficial owner of more than 10% of the outstanding stock of any class of equity securities issued by the Company, and (c) all directors and executive officers as a group, as adjusted to reflect the exercise of all warrants and options then outstanding, and the sale of the Series B Shares offered hereby.


                                                                                 PERCENTAGE OF TOTAL
                                                                                 -------------------
                                          NUMBER AND TYPE
BENEFICIAL OWNER                            OF SHARES                  BEFORE OFFERING        AFTER OFFERING(2)
- ----------------                            ---------                  ---------------        -----------------

Arthur J. Falcone(3)                    241,667 Common Shares                 29.7%                  27.5%

Edward W. Falcone(4)                    241,667 Common Shares                 29.7%                  27.5%

Philip Cucci, Jr.(5)                    241,667 Common Shares                 29.7%                  27.5%

Christopher Allick (6)                  406 Series A Shares                   1.7%                   19.9%
                                        5,233 Common Shares                   .64%                   .59%

David F. Eisner (7)                     231 Series A Shares                   1.0%                   11.4%
                                        2,990 Common Shares                   .37%                   .34%

Richard A. Handler(8)                   1,169 Series A Shares                 5.0%                   57.4%
                                        14,952 Common Shares                  1.84%                  1.7%

All Directors and Executive Officers    406 Series A Shares                   1.7%                   19.9%
as a group (4 persons)                  730,234 Common Shares                89.74%                 83.09%


- --------------------

(2) Assumes that none of the officers, directors, or 10% beneficial owners purchase Series B Shares in this Offering.

(3) Shares indicated as beneficially owned are held of record by Arthur J. Falcone and his spouse as tenants by the entirety.

(4) Shares indicated as beneficially owned are held of record by Edward W. Falcone and his spouse as tenants by the entirety.

(5) Shares indicated as beneficially owned are held of record by Philip Cucci, Jr. and his spouse as tenants by the entirety.

(6) Includes 5,233 shares of Common Stock issuable upon an exercise of a Warrant which expires June 1, 2005.

(7) Includes 2,990 shares of Common Stock issuable upon an exercise of a Warrant which expires June 1, 2005.

(8) Includes 14,952 shares of Common Stock issuable upon an exercise of a Warrant which expires June 1, 2005.

                      DESCRIPTION OF OUTSTANDING SECURITIES

         As of November 28, 1994, the authorized capital stock of the Company, consisted of 5,000,000 shares of Common Stock, and 29,000 shares of Series A Redeemable Preferred Stock, of which, after giving effect to the Recapitalization, 725,001 shares and 2,036 shares respectively would have been outstanding. A description of the terms of outstanding equity securities is set forth below.

         COMMON STOCK

         The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to dividend restrictions that may be applicable to the Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, and liquidation preferences in favor of Preferred Stock. Holders of Common Stock do not have any preemptive rights with respect to the issuance of any securities of the Company.

         SERIES A REDEEMABLE PREFERRED STOCK

         On June 2, 1993, the Company issued and sold 20,000 Series A Shares to an investor group led by Mezzonen, S.A. Series A Shares entitle the holder thereof to cumulative dividends at the rate of 12% per annum. At the option of the Company dividends may be paid in additional shares of Series A Shares until the dividend payable July 1, 1996. Holders of Series A shares are entitled to a liquidation payment equal to $100 per share plus the amount of any cumulated dividends or any other dividends declared but unpaid thereon. Holders of Series A Shares vote as a separate class on all matters submitted for shareholder action, except for the election of directors, in which they vote together with the holders of Common Stock as a single class, prior to a Two Dividend Default. Pursuant to the terms of a Shareholders Agreement dated June 2, 1993 (the "Shareholder Agreement"), holders of certain shares of Common Stock agreed to vote all shares of common stock, the voting of which was under their control to elect one person nominated by the holders of a majority of the Series A Shares as a director. Series A Shares must be redeemed by the Company at $100 per share, plus all cumulated dividends, plus the amount of any dividends which have been declared but are unpaid, upon the first to occur of a public offering of the Common Stock of the Company in which the proceeds to the Company are at least $5,000,000 or on June 1, 2005. In conjunction with the issuance of the Series A Shares, the Company issued warrants exerciseable for Common Stock. The Shareholders Agreement gives the holders of Series A Shares rights to acquire shares transferred by members of senior management of the Company on the same terms as the proposed transferee of such shares. In addition the holders of Series A Shares have co-sale rights, and demand and piggy back registration rights.

         CYPRESS HEAD NOTES.

         On September 15, 1993, the Company issued and sold $3,860,000 in principal amount of its Senior Subordinated Project Financing Notes due 1998 (the "Cypress Head Notes"). The Cypress Head Notes accrue interest at the initial rate of 11% per annum, increasing by 50 basis points each quarter (such rate as in effect form time to time is the "Note Rate"). The current interest rate on the Cypress Head Notes is 13% per annum. Interest may be paid quarterly. Any interest not paid when due accrues interest at the Note Rate plus 100 basis points. The Note Purchase Agreement dated September 15, 1993, requires the

Company to make mandatory payments upon the "sale" or "deemed sale" of lots in the Cypress Head Project. The amount of the payment ranges from $10,000 to $30,000. The Cypress Head Notes are subordinated to certain indebtedness due to NationsBank of Florida, N.A. which is secured by the Cypress Head development. After giving effect to the Recapitalization, the Company will have $86,916 in principal amount of the Cypress Head Notes outstanding. There was no equity participation issued in connection with the Cypress Head Notes.

         SPRING VALLEY NOTES.

         On January 25, 1994, The Company issued and sold $1,500,000 in principal amount of Senior Subordinated Project Acquisition Notes due 1998 (the "Spring Valley Notes"), pursuant to an Amended and Restated Note Purchase Agreement dated January 25, 1994, as amended June 30, 1994, to increase the principal amount of the Spring Valley Notes to $2,500,000. The Spring Valley Notes accrue interest at the rate of 11% per annum. Interest is payable quarterly. Interest not paid when due accrues interest at the rate of 12% per annum. Principal is due at September 15, 1998. The Spring Valley Notes are subordinated to any indebtedness secured by the Spring Valley Project. The Company is currently negotiating with a senior lender for a loan develop the Spring Valley Project. The Spring Valley Notes are to be redeemed in the Recapitalization. There was no equity participation issued in connection with the Spring Valley Notes.

         SECOND SPRING VALLEY NOTES.

         On November 18, 1994, the Company issued and sold $1,000,000 in principal amount of its Senior Subordinated Project Financing Notes due 1995 (the "Second Spring Valley Notes") to Jefferies Group, Inc. The Spring Valley Notes accrue interest at the rate of 15% per annum. Interest is payable February 3, 1995, May 4, 1995, and August 4, 1995. Interest not paid when due accrues interest at the rate of 18% per annum. Principal is due August 4, 1995. The Second Spring Valley Notes are subordinated to any indebtedness secured by the Spring Valley Project. The Company is currently negotiating with a senior lender to develop the Spring Valley Project. The proceeds of the Second Spring Valley Notes were used by the Company to make a capital contribution to its wholly owned subsidiary Transeastern Pembroke Properties, Inc., to contribute to a joint venture to develop the Spring Valley Project. There was no equity participation issued in connection with the Second Spring Valley Notes. The entire $1,000,000 in principal amount of the Second Spring Valley Notes will be outstanding after the Recapitalization.



                              INDEPENDENT AUDITORS

         The Financial Statements as of June 30, 1994 and 1993, and for the fiscal years then ended, included in this Memorandum have been audited by KMPG Peat Marwick, independent accountants, as stated in their report appearing herein.

                             ADDITIONAL INFORMATION

         The Company will provide, prior to the consummation of the offering, to each prospective investor and the representatives and advisors of such prospective investors, if any, the opportunity to ask questions and receive answers concerning the terms and conditions of this offering and to obtain any additional information which the Company may possess or can obtain without unreasonable effort or expense that is necessary to verify the accuracy of the information furnished to such prospective investor. Any such questions should be directed to Edward W. Falcone or Arthur J. Falcone at Transeastern Properties of South Florida, Inc., 3300 University Drive, Coral Springs, Florida 33065, telephone number (305) 346-9700. No other persons have been authorized to give information or to make any representations concerning this Offering, and if given or made, such other information or representations must not be relied upon as having been authorized by the Company.

                                    EXHIBIT A

                 TRANSEASTERN PROPERTIES OF SOUTH FLORIDA, INC.



         1.   UNAUDITED INTERIM FINANCIAL STATEMENTS

              Unaudited Interim Financial Statements
              Consolidated Balance Sheet dated September 30, 1994
              Consolidated Statement of Operations for 3 months ended
                September 30, 1994

         2.   AUDITED FINANCIAL STATEMENTS DATED JUNE 30, 1994

              Report of KPMG Peat Marwick, Independent Accountants Consolidated Balance Sheets as of June 30, 1994 and 1993 Consolidated Statements of Operations, Shareholders' Equity,
                and Cash Flows
              for the period from July 1, 193 to June 30, 1994 and July 1, 1992 to June 30, 1993 Notes to Financial Statements

                                    EXHIBIT B

                 TRANSEASTERN PROPERTIES OF SOUTH FLORIDA, INC.

                                   PROJECTIONS



              Assumptions
              Projected Balance Sheets as of June 30, 1995-1996
              Projected Statements of Operations and Cash Flows for the fiscal years ending June 30, 1995-1996 Notes to Projections

                                   ASSUMPTIONS


         The following projections ("Projections") have been prepared by the management of the Company and are based upon assumptions which the Company believes to be reasonable. Such assumptions may be incomplete or incorrect, and unanticipated events and circumstances may occur. For these reasons, actual results achieved during the periods covered hereby will vary from the Projections, and the variations may be material and adverse. The Company's independent accountants have not been engaged to review, and therefore have not expressed any form of assurance with respect to the Projections. The Projections should be read in conjunction with "Risk Factors and Special Considerations" contained elsewhere in this Memorandum. All references to years herein are to fiscal years. The Company's fiscal year end is June 30.

         In preparing the Projections, the Company had a limited operating history upon which to base its revenue and expense assumptions. As a result, the Projections are, in large part, based upon assumptions derived from management's subjective experience, rather than upon actual performance data of the Company.

         The Projections for fiscal 1995 reflect the Company's annual operating plan. The Projections for fiscal years 1996 are derived from the Company's operating plan for fiscal 1995 and management's judgment and experience. Management believes that the following assumptions (the "Assumptions") are significant to the Projections, or are key factors which could affect the financial results of the Company.


         THE PROJECTIONS ARE NOT, NOR ARE THEY INTENDED TO BE, A PREDICTION OF FUTURE EVENTS. THE PROJECTIONS REPRESENT ONE POSSIBLE FINANCIAL RESULT UNDER THIS SET OF ASSUMPTIONS, WHICH MANAGEMENT BELIEVES IS REASONABLE IN LIGHT OF THE CIRCUMSTANCES EXISTING AT THE DATE OF THE MEMORANDUM. ACCORDINGLY, PROSPECTIVE INVESTORS SHOULD NOT RELY ON THE PROJECTIONS AS A REPRESENTATION OR WARRANTY OF THE COMPANY'S FUTURE PERFORMANCE.

         Capitalized terms not defined in the Assumptions are used with the meanings ascribed to such terms in the Memorandum.


                    The Assumptions and Notes to Projections
                   are an integral part of these Projections.

                                    EXHIBIT C

                 TRANSEASTERN PROPERTIES OF SOUTH FLORIDA, INC.

                      FORM OF SERIES B REDEEMABLE PREFERRED
                      STOCK AND WARRANT PURCHASE AGREEMENT

                                    EXHIBIT D

                 TRANSEASTERN PROPERTIES OF SOUTH FLORIDA, INC.

                          FORM OF AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION

                                    EXHIBIT E

                 TRANSEASTERN PROPERTIES OF SOUTH FLORIDA, INC.

                                 FORM OF WARRANT

                                    EXHIBIT F

                              PROMOTIONAL MATERIALS